Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Steelcase Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee
Equity	Class A Common Stock	Other	1,800,000(1)	$12.860(2)(3)	$23,148,000(2)	$147.60 per $1,000,000	$3,416.64
Total Offering Amounts					$23,148,000		$3,416.64
Total Fee Offsets							—
Net Fee Due							$3,416.64

(1)    Consists of 1,800,000 shares that initially became available for issuance under the Steelcase Inc. Incentive Compensation Plan as a result of the amendment and restatement thereof effective July 10, 2024. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Class A Common Stock to be offered or issued under the Steelcase Inc. Incentive Compensation Plan pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act.
(3)    Average of the high and low prices reported for a share of Class A Common Stock on the New York Stock Exchange on July 5, 2024.